The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-239041

Subject to Completion, dated June 9, 2020

Prospectus Supplement

(To Prospectus dated June 9, 2020)

$

Vicor Corporation

Common Stock

We are offering $    of shares of our Common Stock pursuant to this prospectus supplement and the accompanying prospectus. We have two classes of authorized common stock: Common Stock and Class B Common Stock. The rights of the holders of Common Stock and Class B Common Stock are identical, except with respect to voting and conversion rights. The holders of Common Stock are entitled to one vote per share, and the holders of Class B Common Stock are entitled to ten votes per share, on all matters that are subject to stockholder vote. The holders of Class B Common Stock also have approval rights for certain corporate actions. Each share of Class B Common Stock may be converted into one share of Common Stock at the option of its holder and will be automatically converted into one share of Common Stock upon transfer thereof, subject to certain exceptions. In addition, on the date on which the outstanding shares of Class B Common Stock represent less than 10% of the aggregate number of outstanding shares of Common Stock and Class B Common Stock, all outstanding shares of Class B Common Stock shall convert automatically into Common Stock.

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “VICR.” On June 8, 2020, the last reported sale price of our Common Stock as reported on The Nasdaq Global Select Market was $66.33 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as our other filings that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

(1)	See the “Underwriting” section for additional disclosure regarding underwriting discounts, commissions and estimate offering expenses.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $        of shares of our common stock at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares of Common Stock will be made to investors in book-entry form through The Depository Trust Company on or about June    , 2020.

Needham & Company

Prospectus Supplement dated June    , 2020

Prospectus Supplement

Prospectus

We have not, and the underwriter has not, authorized anyone to provide you with information different than or inconsistent with the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Common Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated June 9, 2020, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In addition, in this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission, or SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

All references in this prospectus supplement and the accompanying prospectus to “Vicor,” “the Company,” “we,” “us,” “our,” or similar references refer to Vicor Corporation, a Delaware corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the shares of common stock offered by this prospectus supplement.

“Vicor”, the Vicor logo, and other trademarks or service marks of Vicor Corporation appearing in this prospectus are the property of Vicor Corporation. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

MARKET AND INDUSTRY INFORMATION

Unless otherwise indicated, information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein concerning our industry and the markets for our products, including our general expectations and market position, market opportunity and market share, is based on information from various sources, surveys and forecasts, and our internal research, on assumptions that we have made, which we believe are reasonable, based on those data and other similar sources and on our knowledge of the markets for our products. The reports described in this prospectus supplement, the accompanying prospectus or incorporated by reference herein represent data, research opinion or viewpoints published, as part of a syndicated or other subscription service, by publishers. These reports speak as of their original publication date (and not as of the date of this prospectus supplement) and the opinions expressed in such reports are subject to change without notice. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information and cannot assure you of its accuracy or completeness. We believe the market position, market opportunity, and market share information included in this prospectus supplement, the accompanying prospectus or the materials incorporated herein by reference is generally reliable. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and in the materials incorporated herein by reference. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus supplement and the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering, and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our company and this offering, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” of this prospectus supplement, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Overview

Vicor designs, develops, manufactures, and markets modular power components and power systems for converting electrical power for use in electrically-powered devices. Our competitive position is supported by innovations in product design and achievements in product performance, largely enabled by our focus on the research and development of advanced technologies and processes, often implemented in proprietary semiconductor circuitry, materials, and packaging. Many of our products incorporate patented or proprietary implementations of high-frequency switching topologies enabling power system solutions that are more efficient and much smaller than conventional alternatives. Our strategy emphasizes demonstrable product differentiation and a value proposition based on competitively superior solution performance, advantageous design flexibility, and a compelling total cost of ownership. While we offer a wide range of alternating current (“AC”) and direct current (“DC”) power conversion products, we consider our core competencies to be associated with 48V DC distribution, which offers numerous inherent cost and performance advantages over lower distribution voltages. However, we also offer products addressing other DC voltage standards (e.g., 380V for power distribution in data centers, 110V for rail applications, 28V for military and avionics applications, and 24V for industrial automation).

Based on design, performance, and form factor considerations, as well as the range of evolving applications for which our products are appropriate, we categorize our product portfolios as either “Advanced Products” or “Brick Products.” The Advanced Products category consists of our more recently introduced products, which are largely used to implement our proprietary Factorized Power Architecture™, an innovative power distribution architecture enabling flexible, rapid power system design using individual components optimized to perform a specific conversion function. The Brick Products category largely consists of our broad and well-established families of integrated power converters, incorporating multiple conversion stages, used in conventional power systems architectures.

Given the growth profiles of the markets we serve with our Advanced Products line and our Brick Products line, our strategy involves a transition in organizational focus, emphasizing investment in our Advanced Products line and targeting high growth market segments with a low-mix, high-volume operational model, while maintaining a profitable business in the mature market segments we serve with our Brick Products line with a high-mix, low-volume operational model.

The applications in which our Advanced Products and Brick Products are used are typically in the higher-performance, higher-power segments of the market segments we serve. With our Advanced Products, we generally serve large Original Equipment Manufacturers (“OEMs”), Original Design Manufacturers (“ODMs”), and their contract manufacturers, with sales currently concentrated in the data center and hyperscaler segments of enterprise computing, in which our products are used for voltage distribution on server motherboards, in server racks, and across datacenter infrastructure. We also target applications in aerospace and aviation, defense electronics, industrial automation, instrumentation, test equipment, solid state lighting, telecommunications and networking infrastructure, and vehicles (notably in the autonomous driving, electric vehicle, and hybrid vehicle niches of the vehicle segment). With our Brick Products, we generally serve a fragmented base of large and small customers, concentrated in aerospace and defense electronics, industrial automation, industrial equipment, instrumentation and test equipment, and transportation (notably in rail and heavy equipment applications). With our strategic emphasis on larger, high-volume customers, we expect to experience over time a greater concentration of sales among relatively fewer customers. We continue to see increased traction with our new and existing hyperscaler and graphics processor units customers and we believe that trend will continue along with customer wins from application-specific integrated circuits and other customers in 2020.

The market opportunity for each customer industry varies, but the artificial intelligence (“AI”) industry and the automotive industry are two examples of industries that present us with opportunities for substantial growth in the next three to five years. Projected total available market (“TAM”) and serviceable available market (“SAM”) for the AI industry in 2025 are $3.0 billion and $750.0 million, respectively. The projected relevant TAM, SAM and serviceable obtainable market (“SOM”) for us in the automotive intelligence industry in 2025 are as follows: $6.0 billion, $2.0 billion and $200.0 million, respectively, for powertrain and chassis and $1.0 billion, $500.0 million and $50.0 million, respectively, for autonomous vehicles/AI.

Corporate Information

Vicor Corporation was incorporated under the laws of the State of Delaware in 1981.

Our principal executive offices are located at 25 Frontage Road, Andover, Massachusetts 01810. Our telephone number is (978) 470-2900. Our website address is vicorpower.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or in deciding whether to purchase our Common Stock. You can obtain additional information regarding our business by reading our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and the other reports we file with the SEC. See “Where You Can Find More Information.”

The Offering

Common Stock offered by us	shares (or shares if the underwriters exercise their option to purchase additional shares in full)

Common Stock to be outstanding immediately after this offering	shares (assuming no exercise of the underwriters’ option to purchase additional shares)

Class B Common Stock to be outstanding immediately after this offering	shares

Total Common Stock and Class B Common Stock to be outstanding immediately after this offering	Shares (assuming no exercise of the underwriter’s option to purchase additional shares)

Voting rights	We have two classes of authorized common stock: Common Stock and Class B Common Stock. The rights of the holders of Common Stock and Class B Common Stock are identical, except with respect to voting and conversion rights. The holders of Common Stock are entitled to one vote per share, and the holders of Class B Common Stock are entitled to ten votes per share, on all matters that are subject to stockholder vote. Each share of Class B Common Stock may be converted into one share of Common Stock at the option of its holder and will be automatically converted into one share of Common Stock upon transfer thereof, subject to certain exceptions. In addition, on the date on which the outstanding shares of Class B Common Stock represent less than 10% of the number of outstanding shares of Common Stock and Class B Common Stock, all outstanding shares of Class B Common Stock shall convert automatically into Common Stock. See the section of the accompanying prospectus captioned “Description of Capital Stock” for additional information.

Use of proceeds	We intend to use the net proceeds to us from this offering for capital expenditures for the expansion of our manufacturing facility and other general corporate purposes.

Nasdaq Global Select Market Symbol	“VICR”

Risk factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” in this prospectus supplement.

The number of shares of our Common Stock and Class B Common Stock to be outstanding immediately after this offering as shown above is based on 29,419,657 shares of Common Stock and 11,758,218 shares of Class B Common Stock outstanding as of May 31, 2020 and excludes:

•	2,086,460 shares of Common Stock issuable upon the exercise of options outstanding as of May 31, 2020, at a weighted-average exercise price of $11.78 per share; and

•	6,388,553 shares of Common Stock reserved for future issuance as of May 31, 2020 pursuant to our equity incentive plans and our 2017 Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes:

•	The underwriters do not exercise their option to purchase additional shares; and

•	no exercise of stock options, or conversions of shares of Class B Common Stock into shares of Common Stock subsequent to May 31, 2020.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and in any free writing prospectus that we have authorized for use in connection with this offering. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks actually occur, our business, financial condition, results of operations, or prospects could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus supplement, the accompanying prospectus and in the documents that are incorporated by reference herein and therein before making a decision to invest in our common stock, including the section titled “Special Note Regarding Forward-Looking Statements” and our consolidated financial statements and the related notes thereto.

Risks Related to Our Business and Industry

Our financial and operational performance has been and may continue to be negatively influenced by the consequences of the novel coronavirus (“COVID-19”) pandemic.

The COVID-19 pandemic and the response of governments worldwide to contain its spread negatively influenced our financial and operational performance for the first quarter of 2020, and future developments may have a potentially more substantial negative influence on our financial and operational performance over an unknown period of time. We experienced certain supply chain constraints associated with COVID-19 during the first quarter of 2020, and such constraints contributed to lower revenue, manufacturing delays, reduced shipments, production inefficiencies, higher costs, and reduced productivity, although we do not consider the cumulative impact of such constraints to have had a material influence on our financial performance for the period. However, there can be no assurance that future circumstances associated with the COVID-19 pandemic will not have a material negative influence on our financial and operational performance.

We have taken action to protect the health and safety of our workforce, the costs of which, to date, have not had a material effect on our financial performance. We expect to maintain the measures put in place until we determine the COVID-19 pandemic is adequately contained for purposes of our business, and we may take further actions we consider to be in the best interests of our employees, customers, business partners, and suppliers or in response to government mandate or requirement. Such further actions may have a negative influence on our costs and productivity and, in turn, our financial and operational performance.

Our customers, business partners, and suppliers may be adversely affected by the COVID-19 pandemic, which also may contribute to a negative influence on our future financial and operational performance.

Our future operating results are difficult to predict and are subject to fluctuations.

Our operating results, including revenues, gross margins, operating expenses, and net income (loss), have fluctuated on a quarterly and annual basis. Our focus on higher volume opportunities with OEMs, ODMs, and contract manufacturers has caused the actions of a relative few such customers to disproportionately influence our operating results. Unanticipated delays in purchase orders from, and shipments to, certain large customers have resulted in lower than expected revenue. Despite our profitability during 2019, we cannot predict if we will maintain sustained profitability. Our future operating results may be materially influenced by a number of factors, many of which are beyond our control, including:

•

changes in demand for our products and for our customers’ end-products incorporating our products, as well as our ability to respond efficiently to such changes in demand, including changes in delivery lead times and the volume of product for which orders are accepted and the product shipped within an individual quarter;

•

our ability to manage our supply chain, inventory levels, and our own manufacturing capacity or that of third-party partners, particularly in the event of delays or cancellation of significant customer orders;

•	our ability to effectively coordinate changes in the mix of products we manufacture and sell, while managing our ongoing transition in organizational focus to Advanced Products from Brick Products;

•	our ability to provide and maintain a high level of sales and engineering support to an increasing number of demanding, high volume customers;

•	the ability of our third party suppliers, service subcontractors, and manufacturers to supply us with sufficient quantities of high quality products, components, and/or services on a timely basis;

•	the effectiveness of our ongoing efforts to continuously reduce product costs and manage operating expenses;

•	our ability to utilize our manufacturing facilities and personnel at efficient levels, maintaining sufficient production capacity and necessary manufacturing yields;

•	our ability to plan, schedule, execute, and fund capacity expansion, including the anticipated addition in 2020 of approximately 90,000 square feet to our Andover manufacturing facility;

•	the timing of our new product introductions, new manufacturing processes and our ability to meet customer expectations for timely delivery of fully qualified products;

•	the timing of new product introductions or other competitive actions (e.g., product price reductions) by our competitors;

•	the ability to hire, retain, and motivate qualified employees to meet the demands of our customers;

•	intellectual property disputes;

•	potential significant litigation-related costs;

•

adverse economic conditions in the United States and those international markets in which we operate, as well as our ability to respond to rapid developments, such as the imposition of tariffs or trade restrictions;

•

adverse budgetary conditions within the U.S. government, particularly the Department of Defense, which continue to influence spending on current and anticipated programs into which we sell or anticipate to sell our products;

•	costs related to compliance with increasing worldwide governance, quality, environmental, and other regulations; and

•

the effects of events outside of our control, including natural disasters, public health emergencies, terrorist activities, political risks, international conflicts, information security breaches, communication interruptions, and other force majeure.

As a result of these and other factors, we cannot assure you we will not experience significant fluctuations in future operating results on a quarterly or annual basis. In addition, if our operating results do not meet the expectations of investors, the market price of our Common Stock may decline.

Our stock price has been volatile and may fluctuate in the future.

Because of the factors set forth above and below, among others, the trading price of our Common Stock has fluctuated and may continue to fluctuate significantly:

•	volatility of the financial markets, notably the equity markets in the United States;

•	uncertainty regarding the prospects of domestic and foreign economies, including the impact of tariffs, trade restrictions, and volatile currency exchange rates;

•	uncertainty regarding domestic and international political conditions, including tax and tariff policies;

•	actual or anticipated fluctuations in our operating performance or that of our competitors;

•	the performance and prospects of our major customers;

•	announcements by us or our competitors of significant new products, technical innovations, or litigation;

•	investor perception of the Company and the industry in which we operate;

•	the liquidity of the market for our Common Stock, reflecting a relatively low trading float and relatively low average trading volumes;

•	the uncertainty of the declaration and payment of future cash dividends on our Common Stock; and

•	the concentration of ownership of our Common Stock by Dr. Patrizio Vinciarelli, our Chairman of the Board, Chief Executive Officer, and President.

Global economic uncertainty could materially and adversely affect our business and consolidated operating results.

During 2019, global economic conditions varied by region. Domestic industrial and defense electronics market segments were steady for the year. However, conditions in China, our largest international market, continued to deteriorate through the year, contributing to the cyclical decline of certain markets and geographies around the world. Conditions in the enterprise computing supply chain, notably those associated with the data center and hyperscaler categories, caused customer uncertainty across Asia and reduced demand for our products. Our exports to China declined through the year, in part, due to the imposition by China of tariffs on certain U.S. goods imported into China in response to the imposition of Section 301 Tariffs on certain imported Chinese goods by the United States. In addition, our near-term forecasts of Chinese demand for our products may be revised if the negative impact of the coronavirus on the Chinese economy is sustained.

Disruption and further deterioration of global economic conditions, including extended trade disputes, the relative strength of the U.S. Dollar, and rising interest rates, may reduce end-demand for our customers’ products and, in turn, their purchases of our products, thereby reducing our revenues and earnings. In addition, such adverse conditions may, among other things, result in increased price competition for our products, notably in Brick Product categories, increased risk of excess and obsolete inventories, increased risk in the collectability of our accounts receivable from our customers, increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues.

We compete with many companies possessing far greater resources.

Some of our competitors have far greater financial, manufacturing, technical, and sales and marketing resources than we possess or have access to. Our Brick Products compete with those products offered by domestic and foreign manufacturers of integrated power supplies and related power conversion components. With our Advanced Product lines, we compete with global integrated device manufacturers and fabless developers of semiconductor-based power management modules and power management integrated circuits. These competitors have far larger organizations and broader semiconductor-based product lines. Competition is generally based on product performance, design flexibility (i.e., ease of use), product price, and product availability, but with the relative importance of these factors varying among products, markets, and customers.

Existing or new competitors may develop products or technologies that more effectively address the demands of our customers and markets with enhanced performance, features and functionality, or lower cost. Larger competitors frequently seek to maintain market share and protect customer relationships through heavily-discounted pricing, which we may not be able to match. If we fail to develop and commercialize leading-edge technologies and products that are cost effective and maintain high standards of quality, and introduce them to the market on a timely basis, our competitive position and results of operations could be materially adversely affected.

Our future success depends upon our ability to develop and market differentiated, leading-edge power conversion products for larger customers, potentially contributing to lengthy product development and sales cycles that may result in significant expenditures before revenues are generated. Our future operating results are dependent on the growth in such customers’ businesses and on our ability to profitably develop and deliver products meeting customer requirements.

The power system industry and the industries in which many of our customers operate are characterized by intense competition, rapid technological change, quickened product obsolescence, and price erosion for mature products, each of which could have an adverse effect on our results of operations. We are following a strategy based on the development of differentiated Advanced Products addressing what we believe to be the long-term limitations of traditional power architectures, while at the same time sustaining sales and profitability of our well-established Brick Products. The development of new, innovative products is often a complex, time-consuming, and costly process involving significant investment in research and development, with no assurance of return on investment. Although we have introduced many Advanced Products over recent years, there can be no assurance we will be able to continue to develop and introduce new and improved products and power system concepts in a timely or efficient manner. Similarly, there can be no assurance recently introduced or to be developed products will achieve customer acceptance.

Our future success depends substantially upon customer acceptance of our innovative Advanced Products, notably our Power-on-Package concept in AI and other high-performance applications. As we have been in the early stages of market penetration for these and other Advanced Products, we have experienced lengthy periods during which we have focused our product development efforts on the specific requirements of a limited number of large customers, followed by further periods of delay before meaningful purchase orders are received. These lengthy development and sales cycle times increase the possibility a customer may decide to cancel or change product plans, which could reduce or eliminate our sales to that customer. As a result, we may incur significant product development expenses, as well as significant sales and marketing expenses, before we generate the related revenues for these products. Furthermore, we may never generate the anticipated revenues from a product after incurring such expenses if our customer cancels or changes its product plans.

We continue to shift our go-to-market strategy to focus on larger opportunities with global OEMs, ODMs, and contract manufacturers. Our growth is therefore dependent on: the pace at which these OEMs and ODMs develop their own new products; the acceptance of our Advanced Products by these OEMs and ODMs; and the success of the customers’ products incorporating our Advanced Products. If we fail to anticipate changes in our customers’ businesses and their changing product needs or do not successfully identify and enter new markets, our results of operations and financial position could be negatively impacted.

In 2019, we expanded our dedicated sales effort to penetrate the automotive market with our Advanced Products, notably in the rapidly expanding 48V opportunity within the electric vehicle and mild hybrid vehicle market segments. The automotive market is dominated by relatively few global OEMs and “tiers” of well-established suppliers. Penetrating this market will be challenging and we may not be successful in doing so. Additionally, our early success with vendors of AI computing solutions may not translate into long-term success with customers participating in the long-term development of autonomous driving solutions.

We cannot offer any assurance the markets we currently serve will grow in the future, our Advanced Products or Brick Products will meet respective market requirements, or we can maintain adequate gross margins or operating profits in these markets.

Our operating results recently have been influenced by a limited number of customers, and our future results may be similarly influenced.

Since the introduction of our Advanced Products, the Company has derived a substantial portion of its revenue from Advanced Products in any given year from either one customer or a limited number of customers, whether through sales directly to the customer(s) or indirectly to the customers’ contract manufacturers. This concentration of revenue is a reflection of the relatively early stage of adoption of the Advanced Products and the associated technologies and power system architectures, and our targeting of market leading innovators as initial customers. A consequence of customer concentration was the significant decline in bookings and shipments from an important hyperscaler customer during the first two quarters of 2019, while that customer transferred production capacity from China to Taiwan in response to the tariffs charged on imported materials, including our products. Once this transfer of production was completed, booking and shipment activity resumed during the third quarter of 2019.

Our current sales and marketing efforts are focused primarily on accelerating the adoption of Advanced Products by a diversified customer base, across a number of identified market segments. However, we cannot assure you our strategy will be successful and such diversification of customers will be achieved.

We may not be able to procure necessary key components or raw materials, or we may purchase excess raw material inventory or unusable inventory, which increases the risk of reserve charges to reduce the value of any inventory deemed excess or obsolete, thereby reducing our profitability.

The power systems industry, and the electronics industry as a whole, can be subject to pronounced, lengthy business cycles and otherwise subject to sudden and sharp changes in demand. Our success, in part, is dependent on our ability to forecast and procure inventories of components and materials to match production schedules and customer delivery requirements. Many of our products require raw materials supplied by a limited number of vendors and, in some instances, a single vendor. During certain periods, key components or materials required to build our products may become unavailable in the timeframe required for us to meet our customers’ needs. Our inability to secure sufficient raw materials to manufacture products for our customers has reduced, in the past, our revenue and profitability and could do so again.

We may choose, and have chosen, to mitigate our inventory risks by increasing the levels of inventory for certain components and materials. Such increased inventory levels may increase the potential risk for excess or obsolete inventories, should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets, leading to order cancellation. If we identify excess inventory or determine certain inventory is obsolete (i.e., unusable), we likely will record additional inventory reserves (i.e., expenses representing the write-off of the excess or obsolete inventory), which could have an adverse effect on our gross margins and on our operating results.

We rely on third-party vendors and subcontractors for supply of components, assemblies, and services and, therefore, cannot control the availability or quality of such components, assemblies, and services.

We depend on third-party vendors and subcontractors to supply components, assemblies, and services used in our products, some of which are supplied by a single vendor, and have experienced shortages of certain semiconductor components, incurred additional and unexpected costs to address the shortages, and experienced delays in production and shipping. In 2019, we increased our dependence on a highly-specialized electroplating contractor for meeting our near-term volume expectations for our SM-ChiP line. While commodity electroplating services are available from numerous alternate providers, we have developed certain proprietary processes with this contractor. As such, any interruption or delay of production by the contractor could have an adverse effect on our delivery of SM-ChiP modules to our customers.

If suppliers or subcontractors cannot provide their products or services on time or to our specifications, we may not be able to meet the demand for our products and our delivery times may be negatively affected. In addition, we cannot directly control the quality of the products and services provided by third parties. In order to expand revenue, we likely will need to identify and qualify new suppliers and subcontractors to supplant or replace existing suppliers and subcontractors, which may be a time-consuming and expensive process. In addition, any qualification of new suppliers may require customers of our products utilizing products and services from new suppliers and service providers to undergo a re-qualification process. Such circumstances likely would lead to disruptions in our production, increased manufacturing costs, delays in shipping to our customers, and/or increases in prices paid to third parties for products and services. In addition, visibility into our Chinese supply chain has been recently clouded by the uncertain impact of the coronavirus on the personnel and operations of our Chinese vendors. We are in frequent contact with our critical vendors in China, and are monitoring the situation closely.

We are exposed to foreign economic, political, and other external risks.

For the years ended December 31, 2019, 2018, and 2017, revenues from sales outside the United States were 53.7%, 62.0%, and 63.2%, respectively, of our total revenues. Net revenues from customers in China, our largest international market, accounted for approximately 22.1% of total net revenues in 2019, approximately 37.4% in 2018, and approximately 35.8% in 2017, respectively. We expect international sales will continue to be a significant component of total sales, since many of the OEMs and ODMs we target as customers are domiciled offshore, and such customers increasingly utilize offshore contract manufacturers, and rely upon those contract manufacturers to place orders directly with us. We also expect international revenue from our distributors to increase.

While our currency risks are limited, as our sales are denominated in U.S. Dollars worldwide, with the exception of Yen-based sales by Vicor Japan Company, Ltd. in Japan, our international activities expose us to special risks including, but not limited to, regulatory requirements, economic and political instability, transportation delays, foreign currency controls, trade restrictions and tariffs, and unfavorable shifts in foreign exchange rates. Our international customers’ business may be negatively affected by the imposition of tariffs, as was the case in 2018 and 2019 with the imposition of Section 301 Tariffs on certain Chinese goods imported into the United States and the corresponding imposition of import tariffs by China on certain U.S. goods imported into China, and by economic sanctions, as were imposed by the United States on certain Chinese enterprises and individuals in 2019 and on certain Russian enterprises and individuals in 2014.

Sudden or unexpected changes in the foregoing could have a material adverse effect on our operating results.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

We operate in an industry in which the ability to compete depends on the development or acquisition of proprietary technologies that must be protected to preserve the exclusive use of such technologies. We devote substantial resources to establish and protect our patents and proprietary rights, and we rely on patent and intellectual property law to protect such rights. This protection, however, may not prevent competitors from independently developing products similar or superior to our products. We may be unable to protect or enforce current patents, may rely on unpatented technology that competitors could restrict or replicate, or may be unable to acquire patents in the future, all of which may have a material adverse effect on our competitive position. In addition, the intellectual property laws of foreign countries may not protect our rights to the same extent as those of the United States. We have been and may need to continue to defend or challenge patents. We have incurred and expect to incur significant financial costs in the defense of our patented technologies and have devoted and expect to devote significant resources to these efforts which, if unsuccessful, may have a material adverse effect on our operating results and financial position.

We face intellectual property infringement claims that could be disruptive to operations and costly to resolve and may encounter similar infringement claims in the future.

The power supply industry is characterized by vigorous protection and pursuit of intellectual property rights. We have in the past and may in the future receive communications from third parties asserting that our products or manufacturing processes infringe on a third party’s patent or other intellectual property rights. Such assertions, if publicly disclosed, have in the past and may in the future inhibit the willingness of potential customers to purchase certain of our products. In the event a third party makes a valid intellectual property claim against us and a license is not available to us on commercially reasonable terms, or at all, we could be forced to either redesign or stop production of products incorporating that technology, and our operating results could be materially and adversely affected. In addition, litigation may be necessary to defend us against claims of infringement, and this litigation could be costly, extend over a lengthy period of time, and divert the attention of key personnel. An adverse outcome in these types of matters could have a material adverse impact on our operating results and financial condition.

Please see Part I, Item 3 - “Legal Proceedings” in our Annual Report on Form 10-K filed with the SEC on February 28, 2020 for information regarding current litigation related to our intellectual property.

The expansion of the production area of our Andover manufacturing facility may result in disruptions, delays, or cost increases.

We have been making and will continue to make capital investments for the expansion of manufacturing capacity for the production of Advanced Products at our Andover facility. Based on our extended long-term volume forecast, we anticipate additional capacity will be required to meet expected requirements. We believe the most appropriate manner of meeting our long-term capacity requirements will be to initially expand the production area of our Andover facility by approximately 90,000 square feet, through the addition of a two story wing. In December 2019, we acquired, for approximately $1.5 million, approximately three acres adjacent to our facility to accommodate our Andover facility expansion. We have completed the design and permitting phase for this project and we are scheduled to begin construction of the approximately 90,000 square feet addition to our existing plant in the first half of 2020 and take occupancy later in the year. Full operational capacity is scheduled for late in the first half of 2021. Construction activity can be difficult to schedule, and construction sites can present management and operational challenges. As such, given the proximity of the addition to our existing operations, this construction activity has the potential to disrupt our current operations, which could cause production to be delayed and costs to increase.

We continue to invest in our production machinery and equipment in order to enhance the efficiency and capacity of our current manufacturing capabilities. However, sustained, uniform, high-volume production levels may not be achievable due to difficulties in planning, implementing or executing such improvements. In such event, our product-level profitability may not reach the levels necessary to adequately cover manufacturing costs and operating expenses. Similarly, our estimates for revenue capacity generated through capital expenditures on our existing machinery and facility (or the possible construction of any new facilities) may not meet management expectations.

In addition, once the facility expansion is completed, we may not experience the anticipated operating efficiencies as we commence manufacturing operations within the newly expanded facility. Any delay in achieving anticipated operating efficiencies associated with added capacity may cause manufacturing costs to be higher than expected for some period of time, thereby potentially affecting our operating and financial results in a negative manner.

We may experience challenges in implementing the manufacturing processes we expect to be transitioning from an external third-party partner to a dedicated, internal capability. This transition will require near-term development of new operational competencies, and if such development is delayed, we may experience reduced manufacturing yields, delays in product deliveries, and/or increased expenses as we develop these competencies.

Our scheduled facility expansion includes installation of certain equipment and implementation of certain manufacturing steps associated with manufacturing processes we currently outsource to a third-party partner. These manufacturing processes are associated with a proprietary packaging approach requiring complex metal surface finishing using advanced, environmentally safe technologies. Given our volume expectations and the proprietary elements of these processes, we have chosen to accelerate the development of a captive capacity that we expect will exceed the capacity currently available from our third-party partner. Today, we own and, with Company employees, operate equipment on premises at our third-party partner and, as such, have established a level of operational competencies we believe will enable us to successfully install and implement these manufacturing processes internally. Additionally, we have entered into a supply agreement with the third-party partner providing for technology and process transfer, including the purchase of uniquely enabling equipment developed by the third-party partner. We expect to rely on our third-party partner for production requirements through the expected equipment installation and qualification in the first half of 2021. We also expect to rely on our third-party partner in the future for surge capacity requirements. If we are unable to complete our expansion in a timely manner, or if we are unable to implement the new manufacturing processes, we may not be able to achieve the capacity anticipated and may experience reduced manufacturing yields, delays in product deliveries, and/or increased expenses, which would negatively impact our financial condition and results of operations. In addition, any interruptions to or issues with our relationships with third-party partners may negatively impact our manufacturing yields and revenue capacities.

Any expenses or liability resulting from the outcome of litigation could adversely influence our operating results and financial condition.

From time to time, we may be subject to claims or litigation, including intellectual property litigation. Any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our products, or have other adverse effects on our business. Any of the foregoing could have a material adverse effect on our operating results and could require us to pay significant monetary damages.

The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is considered probable an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued, we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial statements. As of March 31, 2020, our evaluation led us to conclude no accrual of a loss contingency was warranted.

We may face legal claims and litigation from product warranty or other claims that could be costly to resolve.

We have in the past and may in the future encounter legal action from customers, vendors, or others concerning product warranty or other claims. We generally offer a two-year warranty from the date title passes from us for all of our standard products. Effective January 1, 2017, we extended the warranty period to three years for a range of H Grade, M Grade and MI Family DC-DC legacy products sold after that date. In a limited number of circumstances, we have entered into supply contracts with certain high-volume customers calling for extended warranty terms. With our distribution partners, we also enter into contracts providing for our product warranties to transfer to the end customer upon final sale of our product(s) by the distributor.

We invest significant resources in the testing of our products; however, if any of our products contain defects, we may be required to incur additional development and remediation costs, pursuant to our warranty policies. These issues may divert our technical and other resources from other product development efforts and could result in claims against us by our customers or others, including liability for costs associated with product returns, which may adversely influence our operating results. If any of our products contain defects, or have reliability, quality, or compatibility problems, the Company’s reputation may be damaged, which could make it more difficult for us to sell our products to existing and prospective customers and could adversely affect our operating results. We are currently party to a limited number of supply agreements with certain customers contractually committing us to warranty and indemnification requirements exceeding those to which we have been exposed in the past. While we maintain insurance coverage for such exposure, we could incur significant financial cost beyond the limits of such coverage, as well as operational disruption and damage to our competitive position and image if faced with a significant product warranty or other claim.

Extended interruption of production at our manufacturing facility in Andover, Massachusetts, could materially reduce our revenue and increase costs.

The majority of our power components and power systems, whether for direct sale to customers or for sale to our subsidiaries for incorporation into their respective products, are manufactured at our Andover facility. Substantial damage to this facility due to fire, natural disaster, power loss, or other events, including events associated with our planned expansion of the facility in 2020, could interrupt manufacturing. While we have never experienced any meaningful interruption of manufacturing in our history, any prolonged inability to utilize all or a significant portion of our Andover facility could have a material adverse effect on our results of operations.

Given our intent to begin construction during the first half of 2020 of an approximately 90,000 square foot addition to our Andover facility, we have phased the construction schedule and otherwise developed procedures intended to minimize the disruption of our operations over the period of construction, which likely will extend into early 2021. Any prolonged disruption or delay in current production caused by construction could have a material adverse effect on our results of operations.

Disruption of our information technology infrastructure could adversely affect our business.

We depend heavily on our computing and communications infrastructure to achieve our business objectives, particularly for our financial and operational record keeping, our computer-integrated manufacturing processes controlling all aspects of our operations in our manufacturing facility in Andover, Massachusetts, our public website, and our email communications. We also rely on trusted third parties to provide certain infrastructure support services to us. If we or a third party service provider encounter a problem that impairs this infrastructure, the resulting disruption could impede the accuracy and timeliness of our financial reporting processes, and our ability to record or process customer orders, manufacture, and ship in a timely manner, or otherwise carry on business in the normal course. Our image and reputation also could be negatively affected by such circumstances. Additionally, we could incur material liabilities associated with the harm such impairment and disruption of our infrastructure may have on third parties including those associated with the unintentional release of confidential information and or sensitive data. While we carry business interruption insurance to offset financial losses from such an interruption, and cyber-risk insurance to address potential liabilities from such circumstances, such insurance may be insufficient to compensate us for the potentially significant costs or liabilities incurred. Any such events, if prolonged, could have a material and adverse effect on our operating results and financial condition.

Our systems are designed to protect us from network security incidents and associated disruptions. However, as evidenced by the ransomware incident described below, we remain vulnerable to computer viruses and related software-based challenges to the integrity of our systems, unauthorized or illegal break-ins, or malicious network hacking, equipment or software sabotage, acts of vandalism to our systems by third parties, and, in the extreme, forms of cyber-terrorism. Our security measures or those of our third party service provider detected, but did not prevent, the network security incident and the associated disruptions described below and may not detect or prevent such incidents and disruptions in the future.

On December 24, 2019, elements of our network were compromised by a form of malware referred to as “ransomware.” The malware was introduced unintentionally into our network by a trusted service provider that had access to our network for remote management of application patching and related system updates. The infection was spread in an automated manner through the download and distribution of malicious executables to systems in our network via an application used by the service provider. Only systems under the service provider’s support were affected. The malware encrypted Windows-based files stored on PCs and on Windows-based servers across our global network. The malware did not encrypt Windows operating systems or Unix or Linux based files. On that same date, our network monitoring processes detected unusual network traffic volumes and patterns and automatically alerted management of the circumstances. Following established business continuity and disaster recovery policies and procedures, a cross-functional team of senior managers immediately began diagnosis of the circumstances and quickly determined the nature of the ransomware and the extent of the incident. In close collaboration with the service provider, a containment and recovery plan was developed and executed. Law enforcement authorities and our insurance providers were notified of the incident, and we immediately engaged outside counsel and forensic specialists with security expertise. The forensic specialists provided information to us to support our conclusion there was no evidence to indicate sensitive data was accessed, viewed, or exfiltrated from our environment as a result of this incident. Based on the forensic findings, we determined, in consultation with counsel, the Company was not required to provide notification of this incident under applicable data breach notification laws. On December 25, 2019, the service provider obtained and distributed the necessary decryption key, and we began the process of recovering encrypted files and restoring system and operational functionality. Business functions were prioritized for restoration and, by the evening of December 26, 2019, we believe over 90% of encrypted resources had been recovered. We also believe we had restored all operations by the afternoon of December 27, 2019.

Subsequent analysis by management and the forensic specialists we retained allowed us to conclude the incident had no material impact on our operations, financial condition and performance, or the integrity of our financial reporting systems. Management is developing a plan to enhance network and file security, reflecting the lessons learned from the incident and the restoration process. Our expectation is these enhancements to system monitoring, network and file access, and emergency procedures will be deployed during the first half of 2020, however there can be no assurance that these enhancements will be successful in detecting or preventing such an incident in the future.

As of December 31, 2019, we were compliant with the comprehensive requirements for the protection of controlled unclassified information (“CUI”) as set forth in Special Publication 800-171 of the National Institute of Standards and Technology (“NIST”). The Company provides confidential information to third party business partners and/or receives confidential information from third party business partners in certain circumstances, when doing so is necessary to conduct business, particularly with departments of agencies of the U.S. Government. While we employ confidentiality agreements to protect other sensitive information (i.e., information not considered CUI), our own security measures or those of our third party service providers may not be sufficient to protect such information in the event the computing infrastructure of these third party business partners is compromised. Security incidents involving our computing and communications infrastructure or that of a third party business partner or service provider could result in the misappropriation or unauthorized release of confidential information belonging to us or to our employees, partners, customers or suppliers, which could result in an interruption to our operations, result in a violation of privacy or other laws, expose us to a risk of litigation, or damage our reputation, any of which could have a material and adverse effect on our operating results and financial condition. Our network segmented NIST 800-171 environment was not impacted by the December 2019 ransomware incident, but there can be no assurance that it will not be impacted by similar incidents in the future, which could have a material and adverse effect on our operating results and financial condition for the reasons described above.

If we fail to maintain an effective system of internal controls over financial reporting or discover material weaknesses in our internal controls over financial reporting, we may not be able to report our financial results accurately or timely or detect fraud, which could have a material adverse effect on our business.

An effective internal control environment is necessary for us to produce reliable financial reports and is an important part of our effort to prevent financial fraud. Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”)

requires our management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting.

We have an ongoing program to perform the system and process evaluation and testing necessary to comply with the requirements of SOX and to continuously improve and, when necessary, remediate internal controls over financial reporting.

While management evaluates the effectiveness of our internal controls on a regular basis, these controls may not always be effective. There are inherent limitations on the effectiveness of internal controls, including collusion, management override, and failure in human judgment. In addition, control procedures are designed to reduce rather than eliminate business risks. In the event our Chief Executive Officer or Chief Financial Officer, our certifying officers under SOX, or our independent registered public accounting firm determines our internal controls over financial reporting are not effective as defined under Section 404, we may be unable to produce reliable financial reports or prevent fraud, which could materially harm our business. In addition, we may be subject to sanctions or investigation by government authorities or self-regulatory organizations, such as the SEC, the Financial Industry Regulatory Authority, or The NASDAQ Stock Market LLC. Any such actions could affect investor perceptions of the Company and result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our Common Stock to decline or limit our access to capital.

Regulations related to conflict minerals could adversely impact our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals (including gold, tantalum, tin, and tungsten, and their related ores), originating from the Democratic Republic of Congo (“DRC”) and adjoining countries. As a result, in August 2012 the SEC released final rules for annual disclosure and reporting for those companies who use conflict minerals mined from the DRC and adjoining countries in their products. We began to implement processes within our supply chain to comply with these rules beginning in 2012 and filed our initial Form SD in May 2014. There have been and will continue to be costs associated with complying with these disclosure requirements, including due diligence to determine the sources of conflict minerals used in our products and other potential changes to products, processes, or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply, and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free” conflict minerals, we cannot be certain we will be able to obtain necessary conflict minerals from such suppliers in sufficient quantities or at competitive prices. Also, we may face reputational challenges if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

Our ability to successfully implement our business strategy may be limited if we do not retain our key personnel and attract and retain skilled and experienced personnel.

Our success depends on our ability to retain the services of our executive officers. The loss of one or more members of senior management could materially adversely influence our business and financial results. In particular, we are dependent on the services of Dr. Vinciarelli, our founder, Chairman of the Board, Chief Executive Officer, and President. The loss of the services of Dr. Vinciarelli could have a material adverse effect on our development of new products and on our results of operations. In addition, our research and development and marketing and sales activities depend on highly skilled engineers and other personnel with technical skills, who are in high demand and are difficult to replace. Our continued operations and growth depend on our ability to attract and retain skilled and experienced personnel in a very competitive employment market. If we are unable to attract and retain such employees, our ability to successfully implement our business strategy may be harmed.

Risk Related to Our Common Stock and This Offering

An active public trading market may not be sustained.

An active public trading market for our Common Stock may not be sustained. The lack of an active market may impair your ability to sell your shares of Common Stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Future sales of our Common Stock in the public market could cause the market price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

As of May 31, 2020, there were 2,086,460 shares of Common Stock subject to outstanding options. We have registered all of the shares of Common Stock issuable (i) upon conversion of the shares of Class B Common Stock issuable upon exercise of outstanding options, (ii) upon the exercise of outstanding options, and (iii) upon exercise or settlement of any options or other equity incentives we may grant in the future, for public resale under the Securities Act of 1933, as amended, or the Securities Act. Accordingly, these shares may be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, subject to the lock-up agreements described above and compliance with applicable securities laws.

The sale of shares of our Common Stock by our largest stockholder could cause the market price of our Common Stock to decline.

As of March 31, 2020, approximately 33.7% of our publicly traded Common Stock was held by Dr. Vinciarelli. Should he elect to sell all or a significant portion of his shares of our Common Stock, the market price of our Common Stock and our ability to raise capital through the sale of additional equity securities could be negatively affected. We cannot predict the effect that such a sale may have on the prevailing market price of our Common Stock

The dual class structure of our common stock and concentrated ownership of our capital stock have the effect of reducing our market float and concentrating voting control with Dr. Vinciarelli for the foreseeable future, which will limit your ability to influence corporate matters.

The ownership of our Common Stock is concentrated between Dr. Vinciarelli and a limited number of institutional investors. As of May 31, 2020, Dr. Vinciarelli was the beneficial owner of 10,014,454 shares of our Common Stock, plus 155,977 shares which Dr. Vinciarelli has the right to acquire upon exercise of options to purchase Common Stock within 60 days of May 31, 2020. He also holds 11,023,648 shares of our unregistered Class B Common Stock (which may only be sold or transferred after required conversion, on a one-for-one basis, into registered shares of Common Stock), together with his ownership of Common Stock, represents 52.2% of our total issued and outstanding shares of capital stock. Accordingly, the market float for our Common Stock and average daily trading volumes are relatively small, which may negatively impact investors’ ability to buy or sell shares of our Common Stock in a timely manner.

Dr. Vinciarelli owns 93.8% of the issued and outstanding shares of our Class B Common Stock, which possess 10 votes per share. Dr. Estia J. Eichten, a member of our Board of Directors, owns the majority of the balance of the Class B Common Stock issued and outstanding. As such, Dr. Vinciarelli, controlling in aggregate 81.5% of our outstanding voting securities, has effective control of our governance.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our Common Stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

In the past, we have declared and paid cash dividends on our Common Stock. The payment of dividends is based on the periodic determination by our Board of Directors that we have adequate capital to fund anticipated operating requirements and that excess cash is available for distribution to stockholders via a dividend. We have no formal policy regarding dividends and, as such, investors cannot make assumptions regarding the possibility of future dividend payments nor the amounts and timing thereof. We do not intend to pay any cash dividends in the foreseeable future. We anticipate we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

We may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

We anticipate the net proceeds from this offering will be used for the expansion of our manufacturing facility and other general corporate purposes. Our management has considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. The net proceeds may be invested with a view towards long-term benefits for our stockholders, and this may not increase our operating results or market value. The failure by our management to apply these funds effectively may adversely affect the return on your investment.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management, and limit the market price of our Common Stock.

In addition to the effects of our dual class structure, provisions in our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our By-Laws, as amended (the “By-Laws”) may have the effect of delaying or preventing a change in control or changes in our management. Our Certificate of Incorporation and By-laws include provisions that may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibit a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our Common Stock in an acquisition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements are identified by the use of the words denoting uncertain, future events, such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “if,” “intend,” “may,” “plan,” “potential,” “project,” “prospective,” “seek,” “should,” “target,” “will,” or “would,” as well as similar words and phrases, including the negatives of these terms, or other variations thereof. Forward-looking statements may include, but are not limited to, statements about:

•

our expectations that the Company has adequate resources to respond to financial and operational risks associated with the COVID-19, and our ability to effectively conduct business during the pandemic;

•	ongoing development of power conversion architectures, switching topologies, materials, packaging, and products;

•

the ongoing transition of our business strategically, organizationally, and operationally from serving a large number of relatively low volume customers across diversified markets and geographies to serving a small number of relatively large volume customers;

•	our intent to enter new market segments;

•	the levels of customer orders overall and, in particular, from large customers and the delivery lead times associated therewith;

•	anticipated new and existing customer wins;

•	the financial and operational impact of customer changes to shipping schedules;

•	the derivation of a portion of our sales in each quarter from orders booked in the same quarter;

•	our intent to expand the percentage of revenue associated with licensing our intellectual property to third parties;

•

our plans to invest in expanded manufacturing capacity, including the expansion of our Andover facility and the introduction of new manufacturing processes, and the timing, location, and funding thereof;

•	our belief cash generated from operations and the total of our cash and cash equivalents will be sufficient to fund operations and capital investments for the foreseeable future;

•	our outlook regarding tariffs and the impact thereof on our business; our belief that we have limited exposure to currency risks;

•	our intentions regarding the declaration and payment of cash dividends;

•	our intentions regarding protecting our rights under our patents; and

•	our expectation that no current litigation or claims will have a material adverse impact on our financial position or results of operations.

These statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks, uncertainties, and other factors in greater detail under the heading “Risk Factors” of this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume our silence over time means actual events are bearing out as expressed or implied in such forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should read carefully this prospectus supplement and the accompanying prospectus, the documents incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement, the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate the net proceeds to us from this offering will be approximately $            million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our common stock in this offering is exercised in full, we estimate that the net proceeds from this offering will be approximately $            million, after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the expansion of our manufacturing facility and other general corporate purposes.

The expected use of the net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities and government securities.

DIVIDEND POLICY

We have no formal policy regarding dividends and, as such, investors cannot make assumptions regarding the possibility of future dividend payments nor the amounts and timing thereof. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business. Accordingly, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our Board of Directors may deem relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Common Stock by “Non-U.S. Holders” (as defined below). This discussion is for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances or to certain types of Non-U.S. Holders subject to special tax rules, including partnerships or other pass-through entities for U.S. federal income tax purposes, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, pension plans, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons who use or are required to use mark-to-market tax accounting for securities, persons that hold our shares as part of a “straddle,” a “hedge”, a “conversion transaction,” “synthetic security”, integrated investment, or other risk reduction strategy, certain former citizens or permanent residents of the United States, persons who hold or receive shares of our Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation, persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below), persons that own, or are deemed to own, any shares of our Class B Common Stock or persons subject to Section 451(b) of the Internal Revenue Code of 1986, as amended, or the Code. In addition, this discussion does not address the effects of any applicable gift or estate tax, the potential application of the alternative minimum tax, or any tax considerations that may apply to Non-U.S. Holders of our Common Stock under state, local, or non-U.S. tax laws or any U.S. federal tax laws other than income tax laws.

This discussion is based on the Code, and applicable Treasury Regulations promulgated thereunder and rulings, administrative pronouncements, and judicial decisions that are issued and available as of the date of this registration statement, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the tax consequences discussed herein, and there can be no assurance the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained by a court if challenged. This discussion is limited to a Non-U.S. Holder who will hold our Common Stock as a capital asset within the meaning of the Code (generally, property held for investment). For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our shares that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of such partnership and a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisor regarding the tax consequences of the acquisition, ownership, and disposition of our Common Stock.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Distributions on Our Common Stock

In general, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Accounts,” distributions, if any, paid on our Common Stock to a Non-U.S. Holder (to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) will constitute dividends and be subject to U.S. withholding tax at a rate equal to 30% of the gross amount of the dividend, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. To the extent a distribution does not constitute a dividend (because such distribution exceeds our current and accumulated earnings and profits), such amount will be treated first as reducing the Non-U.S. Holder’s basis in its shares of Common Stock, but not below zero, and to the extent it exceeds the Non-U.S. Holder’s basis, as capital gain from the sale or exchange of such shares of Common Stock (see “Gain on Sale, Exchange or Other Disposition of Our Common Stock” below).

A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy certain certification and other requirements prior to the distribution date. Such Non-U.S. Holders must generally provide us and/or our paying agent, as applicable, with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form) claiming under penalty of perjury an exemption from or reduction in withholding under an applicable income tax treaty. Such certificate must be provided before the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds Common Stock through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through intermediaries. If tax is withheld in an amount in excess of the amount applicable under an income tax treaty, a refund of the excess amount may generally be obtained by a Non-U.S. Holder if the Non-U.S. Holder timely files an appropriate claim for refund with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) generally will not be subject to U.S. federal withholding tax if the Non-U.S. Holder provides us and/or our paying agent, as applicable, with a properly executed IRS Form W-8ECI, but instead generally will be subject to U.S. federal income tax on a net income basis at regular rates in the same manner as if the Non-U.S. Holder were a resident of the United States. A corporate Non-U.S. Holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or a lower rate prescribed by an applicable income tax treaty.

Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

In general, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Accounts,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized upon such holder’s sale, exchange, or other disposition of shares of our Common Stock unless:

(1)

the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder);

(2)	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

(3)

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period the Non-U.S. Holder held the Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder owns, or is treated as owning, more than 5% of our Common Stock at any time during the foregoing period.

Net gain realized by a Non-U.S. Holder described in clause (1) above generally will be subject to U.S. federal income tax under regular U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a resident of the United States. Any gains of a corporate Non-U.S. Holder described in clause (1) above may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain realized by an individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax, or such lower rate specified in an applicable income tax treaty, which gain may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

For purposes of clause (3) above, a corporation is a United States real property holding corporation, or USRPHC, if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of its other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate that we will become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance we will not become a USRPHC in the future. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or withholding was reduced by an applicable income tax treaty. Under applicable income tax treaties or other agreements, the IRS may make its reports available to the tax authorities in the Non-U.S. Holder’s country of residence or country in which the Non-U.S. Holder was established.

Dividends paid to a Non-U.S. Holder may be subject to backup withholding, currently at a rate of 24%, unless the Non-U.S. Holder certifies to the payor as to its status as an exempt recipient, such as by completing and providing the payor with an applicable IRS Form W-8.

Proceeds from the sale or other disposition of Common Stock by a Non-U.S. Holder effected by or through a U.S. office of a broker will generally be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies to the withholding agent under penalties of perjury as to, among other things, its name, address, and status as a Non-U.S. Holder or otherwise establishes an exemption. Payment of disposition proceeds effected outside the United States by or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding if the payment is not received in the United States. Information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records the beneficial owner thereof is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder that results in an overpayment of taxes generally will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Accounts

Legislation commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends on, and, subject to the discussion below, gross proceeds from the sale or disposition of, our Common Stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity enters into an agreement with the U.S. government to collect and report to the U.S. government, on an annual basis, information with respect to its U.S. accountholders and meets certain other specified requirements (or, in certain circumstances, complies with similar reporting requirements of the non-U.S. government in the jurisdiction in which it is organized or located under an intergovernmental agreement between such non-U.S. government and the U.S. government), (ii) if the foreign entity is a “non-financial foreign entity,” the foreign entity certifies that it does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” and meets certain other specified requirements, or (iii) the foreign entity is otherwise exempt from FATCA.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of the tax.

The U.S. Treasury released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

UNDERWRITING

Needham & Company, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Common Stock set forth opposite its name below.

Underwriter	Number of Shares
Needham & Company, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares of Common Stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us. We have agreed to reimburse the underwriters for certain of their expenses relating to clearance of this offering as set forth in the underwriting agreement, which are not expected to exceed $            .

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to            additional shares of Common Stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lock-Up Agreements

We and our directors and executive officers have agreed that, without the prior written approval of the underwriter, we and they will not, directly or indirectly, during the period ending 90 days after the date of this prospectus supplement (the “Lock-Up Period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned by our directors and executive officers or any other securities so owned convertible into or exercisable or exchangeable for Common Stock (such shares of Common Stock or such other securities collectively, the “Securities”);

•

enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described above is to be settled by delivery of the Securities, in cash or otherwise;

•	make any demand for, or exercise any right with respect to, the registration of any Securities; or

•	publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph do not apply to:

•

(i) issuances of securities solely made in connection with exercises of outstanding stock options or warrants of the Company, provided that any shares of Common Stock received upon such exercise will be subject to the trading restrictions discussed above or (ii) the transfer of shares of Common Stock or any securities convertible into Common Stock to the Company upon a vesting event of the Company’s securities or upon the exercise of options or warrants to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options or warrants, subject to certain conditions;

•

a transfer of Common Stock or securities convertible into, or exercisable or exchangeable for Common Stock to immediate family members, family partnerships, or trusts, the only partners or beneficiaries of which are our directors and executive officers and/or a member of their immediate families;

•	transfers upon the death of our directors and executive officers to their executors, legatees or beneficiaries or a bona fide gift;

•	transactions relating to shares of Common Stock or other securities acquired in the public offering or in open market transactions after the completion of the public offering;

•

the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Lock-Up Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of our directors and executive officers or the Company regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Lock-Up Period;

•

the transfer of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock that occurs by operation of law pursuant to a qualified domestic order in connection with a divorce settlement or other court order;

•

any transfer of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company pursuant to arrangements under which the Company has the option to repurchase such shares or a right of first refusal with respect to transfers of such shares;

•

the transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company, made to all holders of Common Stock involving a change of control, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the directors and executive officers shall remain subject to the restrictions contained in the lock-up agreements; and

•

the transfer of shares of Class B Common Stock of the Company in connection with the conversion of such stock into Common Stock, provided that any shares of Common Stock received upon such conversion shall be subject to the terms of the lock-up agreements.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Common Stock. However, the representatives may engage in transactions that stabilize the price of the Common Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Common Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Common Stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter and selling group members may engage in passive market making transactions in the Common Stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of Common Stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or particular selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by the underwriter or a selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on The Nasdaq Global Select Market

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “VICR.”

Stamp Taxes

If you purchase shares of Common Stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include investment banking, equity research institutions, sales and trading and asset management. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas, and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so, or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of Common Stock or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the shares of Common Stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of Common Stock or have in its possession, distribute, or publish any prospectus, form of application, advertisement, or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations, and all offers and sales of shares of Common Stock by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no share of our Common Stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of shares of our Common Stock at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person located in a Relevant State to whom any offer of shares is made or who receives any communication in respect of any offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that (1) it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Regulation, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the

Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Order.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity to which this document relates may be made or taken exclusively by relevant persons.

Canada

The Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendments thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

LEGAL MATTERS

The validity of the shares of Common Stock being offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin. DLA Piper LLP (US), Austin, Texas, is representing the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and financial statement schedule of Vicor Corporation and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered by this prospectus supplement.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s website at www.sec.gov.

We maintain a website at vicorpower.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference we filed with the SEC prior to the date of this prospectus supplement, while information we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-18277):

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•	our Current Report on Form 8-K filed on June 4, 2020; and

•

the description of the Company’s Common Stock contained in its registration statement on Form 10, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including any subsequent amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Vicor Corporation

25 Frontage Road

Andover, Massachusetts 01810

(978) 470-2900

Attention: Secretary

PROSPECTUS

Common Stock

We may from time to time offer and sell in one or more primary offerings shares of our Common Stock. We will specify in an accompanying prospectus supplement the terms of the offering. We may sell our Common Stock to or through underwriters or dealers, directly to other purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in an accompanying prospectus supplement.

In addition to one or more primary offerings described above, the stockholder named in this prospectus under the heading “Selling Stockholder” may sell, from time to time, shares of our Common Stock. We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholder. The selling stockholder may sell his Common Stock in connection with a primary offering by us or in public or private transactions at prevailing market prices, at negotiated prices or otherwise. He may sell the stock directly or through underwriters, brokers or dealers. See “Plan of Distribution—Common Stock Offered by the Selling Stockholder.”

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “VICR.“

Investing in our Common Stock involves risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2020.

You should rely only on the information contained, or incorporated by reference, in this prospectus or any accompanying prospectus supplement or to which we or the selling stockholder has referred you. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Vicor Corporation (“Vicor,” the “Company,” “we,” “our,” “us” or similar terms) filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our Common Stock in one or more offerings. Each time we sell securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in any accompanying prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any accompanying prospectus supplement and any other document we may authorize to be delivered to you, includes all material information relating to the offering of our Common Stock.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

THE COMPANY

Vicor Corporation designs, develops, manufactures, and markets modular power components and power systems for converting electrical power (expressed as “watts,” with wattage being the product of voltage, expressed as “volts,” and current, expressed as “amperes”). In electrically-powered devices utilizing alternating current (“AC”) voltage from a primary AC source (for example, a wall outlet), a power system converts AC voltage into the stable direct current (“DC”) voltage necessary to power subsystems and/or individual applications and devices (known as “loads”). In many electronic devices, this DC voltage may be further converted to one or more voltages and currents required by a range of loads. In equipment utilizing DC voltage from a primary DC source (for example, a battery) or a secondary source (such as an AC-DC converter), the initial DC voltage similarly may require further conversion. A power system most commonly incorporates four voltage conversion functions: transformation, isolation, rectification, and regulation. Transformation refers to the process of increasing or decreasing an AC voltage; isolation refers to the electrical separation, for safety, of primary and secondary voltages in a transformer; rectification refers to the process of converting a voltage from AC to DC and/or from DC to AC; and regulation refers to the process of providing a near constant voltage under a range of line and load conditions. Because numerous applications requiring different voltages, currents, and varied power ratings may exist within an electronically-powered device, and system power architectures themselves vary, we offer an extensive range of products and accessories in numerous application-specific configurations. We believe our product offering is among the most comprehensive in the market segments we serve.

Our strategy, competitive positioning, and product offerings are all based on highly differentiated product performance, reflecting our anticipation of the evolution of system power architectures and customer performance requirements. Since the Company was founded, we have pursued continuous innovations in product design and achievements in product performance, largely enabled by our focus on the research and development of advanced technologies and processes, often implemented in proprietary semiconductor circuitry, materials, and packaging. Reflecting this strategy, we categorize our offerings as either “Advanced Products” or “Brick Products,” generally based on design, performance, and form factor considerations, as well as the range of evolving applications for which the products are appropriate.

Our competition varies, depending on the market segment and application. Generally, we compete with developers and manufacturers of integrated circuits and semiconductor-based modules when addressing the needs of customers in enterprise computing and other market segments with implementations of our proprietary Factorized Power ArchitectureTM using Advanced Products. In contrast, we generally compete with manufacturers of integrated power supplies when addressing the needs of customers, across a wide range of market segments, implementing conventional power systems architectures (e.g., Centralized Power Architecture, Distributed Power Architecture, and Intermediate Bus Architecture using Brick Products).

We are headquartered in Andover, Massachusetts, where our manufacturing facility is located.

FORWARD-LOOKING STATEMENTS

This prospectus and the information we incorporate by reference into this prospectus include forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbor afforded under the Private Securities Litigation Reform Act of 1995 and other safe harbors afforded under the Securities Act of 1933. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are based on our current beliefs, expectations, estimates, forecasts, and projections for the future performance of the Company. Forward-looking statements are identified by the use of the words denoting uncertain, future events, such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “if,” “intend,” “may,” “plan,” “potential,” “project,” “prospective,” “seek,” “should,” “target,” “will,” or “would,” as well as similar words and phrases, including the negatives of these terms, or other variations thereof. Forward-looking statements include statements regarding the following:

•

our expectations that the Company has adequate resources to respond to financial and operational risks associated with the novel coronavirus “COVID-19,” and our ability to effectively conduct business during the pandemic;

•	ongoing development of power conversion architectures, switching topologies, materials, packaging, and products;

•

the ongoing transition of our business strategically, organizationally, and operationally from serving a large number of relatively low volume customers across diversified markets and geographies to serving a small number of relatively large volume customers;

•	our intent to enter new market segments;

•	the levels of customer orders overall and, in particular, from large customers and the delivery lead times associated therewith;

•	the financial and operational impact of customer changes to shipping schedules;

•	the derivation of a portion of our sales in each quarter from orders booked in the same quarter;

•	our intent to expand the percentage of revenue associated with licensing our intellectual property to third parties;

•	our plans to invest in expanded manufacturing capacity and the timing, location, and funding thereof;

•	our belief cash generated from operations and the total of our cash and cash equivalents will be sufficient to fund operations and capital investments for the foreseeable future;

•	our outlook regarding tariffs, trade disputes, and other geopolitical risks in the markets in which we operate and the impacts thereof on our business;

•	our belief that we have limited exposure to currency risks;

•	our intentions regarding the declaration and payment of cash dividends;

•	our intentions regarding protecting our rights under our patents; and

•	our expectation that no current litigation or claims will have a material adverse impact on our financial position or results of operations.

These forward-looking statements are based upon our current expectations and estimates associated with prospective events and circumstances that may or may not be within our control and as to which there can be no assurance. Actual results could differ materially from those implied by forward-looking statements as a result of various factors, including but not limited to those we identify under “Risk Factors” in this prospectus, our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and the other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus. The discussion of our business contained herein, including the identification and assessment of factors that may influence actual results, may not be exhaustive. Therefore, the information presented should be read together with other documents we file with the SEC from time to time. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments.

USE OF PROCEEDS

Unless otherwise provided in the accompanying prospectus supplement, we currently intend to use the net proceeds from our sale of Common Stock under this prospectus for general corporate purposes, which may include future acquisitions of, or investments in, businesses, products, services and/or technologies, the repayment of indebtedness, the development of our products and services, working capital, capital expenditures and repurchases of outstanding shares of our Common Stock. We may set forth additional information on the use of proceeds from the sale of the Common Stock we offer under this prospectus in a prospectus supplement relating to the specific offering. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds.

SELLING STOCKHOLDER

Patrizio Vinciarelli, the Company’s Chairman of the Board, President and Chief Executive Officer is the selling stockholder under any secondary offering of Common Stock pursuant to this prospectus. As of May 31, 2020, Dr. Vinciarelli was the beneficial owner of 10,014,454 shares of Common Stock plus an additional 155,977 shares which Dr. Vinciarelli has the right to acquire upon exercise of options to purchase Common Stock within 60 days of May 31, 2020. He also holds 11,023,648 shares of Class B Common Stock, together (with the Common Stock) representing 81.53% of the voting power of the outstanding capital stock of the Company.

Additional information about the selling stockholder will be set forth in a prospectus supplement, in a post-effective amendment or in filings we will make with the SEC that are incorporated by reference into this prospectus.

DESCRIPTION OF CAPITAL STOCK

Description of Capital Stock

The following description of our capital stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our By-Laws, as amended (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Registration Statement on Form S-3 of which this Prospectus is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of 77,000,000 shares, of which 62,000,000 are designated as Common Stock, 14,000,000 are designated as Class B Common Stock, and 1,000,000 are designated as Preferred Stock, par value $0.01 per share (“Preferred Stock”). Of the Preferred Stock, 175,000 shares were designated as Series A Convertible Preferred Stock (the “Series A Preferred”), 110,000 shares were designated as Series B Convertible Preferred Stock (the “Series B Preferred”) and 75,001 shares were designated as Series C Convertible Preferred Stock (the “Series C Preferred” and, together with the Series A Preferred and the Series B Preferred, collectively, the “Designated Preferred Stock”).

As of May 31, 2020, 29,419,657 shares of Common Stock, 11,758,218 shares of Class B Common Stock, and no shares of Preferred Stock were outstanding.

Common Stock

Outstanding Shares. As of May 31, 2020, 29,419,657 shares of Common Stock were outstanding.

A share of Class B Common Stock is convertible into one share of Common Stock in certain circumstances, as described below under “Class B Common Stock.”

Voting Rights. Each holder of Common Stock is entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of shares of Common Stock and holders of shares of Class B Common Stock vote together as a single class on all matters lawfully submitted to a vote of stockholders, except as otherwise required by law and except as otherwise provided in our Certificate of Incorporation. See “Class B Common Stock” and “Preferred Stock” below for a discussion of certain circumstances under which holders of shares of Common Stock and holders of shares of Class B Common Stock do not vote together as a single class.

The provisions of Articles Fourth and Ninth of our Certificate of Incorporation (which address the rights of the Company’s capital stock and amendments to the Certificate of Incorporation) may not be modified, revised, altered, amended, repealed or rescinded, except by the affirmative vote of the holders of a majority in interest of each class of the Company’s outstanding capital stock entitled to vote generally in the election of the directors, voting as separate classes.

Our Certificate of Incorporation does not provide for cumulative voting for the election of directors.

Dividends. Subject to preferences that may apply to any outstanding shares of Preferred Stock, dividends may be declared by the Board of Directors upon and paid to the holders of Common Stock and Class B Common Stock out of funds legally available therefor. Such dividends, when, as and if declared and paid, shall be so declared and paid to such holders pro rata according to the number of shares of Common Stock and Class B Common Stock held by each such holder (with the number of shares of outstanding Common Stock and Class B Common Stock being aggregated and considered a single class for this purpose). No dividend or other distribution may be declared upon the Common Stock, whether payable in cash or in shares of Common Stock or otherwise, unless a comparable dividend shall be declared upon the Class B Common Stock and vice versa. If the dividend declared upon the

Common Stock is payable in shares of Common Stock, the comparable dividend declared upon the Class B Common Stock shall be payable in shares of Class B Common Stock, and vice versa.

Liquidation Rights. In the event of the liquidation, dissolution, or winding up of the Company, after payment or provision for payment of the debts and liabilities of the Company and the amounts to which holders of Preferred Stock, if any, may be entitled, holders of shares of Common Stock will be entitled to share ratably as one class with the holders of shares of Class B Common Stock in the remaining assets of the Company.

Preemptive, Conversion, or Redemption Rights. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into other securities. There are no redemption or sinking fund provisions applicable to our Common Stock.

Listing. Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “VICR.”

Transfer Agent and Registrar. The Transfer Agent and Registrar for our Common Stock is Computershare Trust Company, N.A., located at College Station, Texas.

A discussion of the rights of the Class B Common Stock and the Preferred Stock, which affect or may affect the rights of the Common Stock, follows.

Class B Common Stock

Outstanding Shares; Increases in Authorized and Outstanding Shares. As of May 31, 2020, 11,758,218 shares of Class B Common Stock were outstanding.

Under our Certificate of Incorporation, we may not increase the authorized number of shares of Class B Common Stock without the affirmative vote of a majority of all votes entitled to be cast by the holders of the Common Stock and Class B Common Stock, voting as separate classes. We also may not issue any shares of Class B Common Stock, other than in connection with stock dividends and similar transactions, unless that issuance is approved by the affirmative vote of at least two-thirds in interest of the holders of our Common Stock and Class B Common Stock, voting as separate classes.

Voting Rights. Each holder of Class B Common Stock is entitled to 10 votes for each such share held on matters submitted to a vote of stockholders. Holders of shares of Common Stock and holders of shares of Class B Common Stock vote together as a single class on all matters lawfully submitted to a vote of stockholders, except as otherwise required by law and except as otherwise provided in our Certificate of Incorporation.

Dividends. See “Common Stock – Dividends” above.

Liquidation Rights. In the event of the liquidation, dissolution, or winding up of the Company, after payment or provision for payment of the debts and liabilities of the Company and the amounts to which holders of Preferred Stock, if any, may be entitled, holders of shares of Class B Common Stock will be entitled to share ratably as one class with the holders of shares of Common Stock in the remaining assets of the Company.

Preemptive, Conversion, or Redemption Rights. Holders of Class B Common Stock have no preemptive rights, and there are no redemption or sinking fund provisions applicable to Class B Common Stock.

Each share of Class B Common Stock may, at any time, at the option of its holder, be converted into one share of Common Stock. Each outstanding share of Class B Common Stock will be converted into one share of

Common Stock at such time as the total number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate number of outstanding shares of Common Stock and Class B Common Stock. All shares of Class B Common Stock converted into Common Stock as described in this paragraph will be retired and revert to the status of authorized and unissued shares of Class B Common Stock.

Restrictions on Transfer. While certain transfers of shares of Class B Common Stock to certain “permitted transferees” for tax and estate planning purposes are authorized in our Certificate of Incorporation, shares of Class B Common Stock are generally subject to restrictions on sale or other transfers Any transfer of shares of Class B Common Stock not permitted under the Certificate of Incorporation will result in the automatic conversion of those shares of Class B Common Stock into an equal number of shares of Common Stock.

Preferred Stock

Our authorized capital stock includes 1,000,000 shares designated as Preferred Stock, of which 175,000 were designated as Series A Preferred, 110,000 were designated as Series B Preferred, and 75,001 were designated as Series C Preferred. As of December 31, 2019, no shares of Preferred Stock were issued and outstanding. All previously issued and outstanding shares of Designated Preferred Stock have been converted into shares of our Common Stock and are not available for reissuance.

In the future, our Board of Directors may, without further action by holders of our capital stock, fix the rights, preferences, and restrictions of up to the remaining 639,999 authorized shares of Preferred Stock in one or more series and authorize their issuance; provided, however, that the issuance of any shares of Preferred Stock carrying in excess of one vote per share or convertible into shares of Class B Common Stock will require the prior approval of at least two-thirds in interest of the holders of the Common Stock and Class B Common Stock, voting as separate classes.

The rights and preferences of the Preferred Stock issued could include voting rights, dividend rights, conversion rights, redemption rights, liquidation preferences, and sinking fund terms, any or all of which may be greater than or superior to the rights of our Common Stock or Class B Common Stock. Accordingly, the issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock or Class B Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, dissolution, or winding up of the Company. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action.

Voting Control and Anti-Takeover Provisions

The ownership of our Common Stock and Class B Common Stock is concentrated primarily between Dr. Vinciarelli, Chairman of the Board, President, and Chief Executive Officer of the Company, and a limited number of institutional investors. As of May 31, 2020, Dr. Vinciarelli was the beneficial owner of 10,014,454 shares of Common Stock plus an additional 155,977 shares which Dr. Vinciarelli has the right to acquire upon exercise of options to purchase Common Stock within 60 days of May 31, 2020. He also holds 11,023,648 shares of Class B Common Stock, together (with the Common Stock) representing 81.53% of the voting power of the outstanding capital stock of the Company. Accordingly, Dr. Vinciarelli has significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a change of control event (e.g., a merger or sale of the Company or its assets) or a liquidation, dissolution, or winding up of the Company.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also corporate officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

PLAN OF DISTRIBUTION

Common Stock Offered by Us

We may offer and sell shares of Common Stock under this prospectus in one or more of the following ways from time to time:

•	to or through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers;

•	through a combination of these methods of sale; and/or

•	through any other methods described in a prospectus supplement.

As required by applicable law, these underwriters, dealers or agents will be registered broker-dealers or associated persons of registered broker-dealers acting in that capacity.

The distribution of our Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

To or through Underwriters. If we use underwriters in the sale, the underwriters will acquire our Common Stock for their own account and may resell them from time to time in one or more transactions, including negotiated transactions. We will enter into an underwriting agreement with the underwriter or underwriters once we have reached an agreement for the sale of our Common Stock. The underwriters may offer our Common Stock to the public directly or through underwriting syndicates represented by managing underwriters. Unless otherwise provided in the underwriting agreement, the obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

In connection with the sale of our Common Stock, underwriters may receive compensation from us or from purchasers of our Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell our Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents that participate in the distribution of our Common Stock may be deemed to be underwriters, and any discounts or commissions that they receive from us and any profit on the resale of our Common Stock by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

We, or the selling stockholder if he is participating in an offering, may grant to the underwriters options to purchase additional shares of Common Stock at the initial public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we or the grant any such option, the terms of the option will be set forth in the applicable prospectus supplement.

Through Dealers. If a dealer is utilized in the sales of our Common Stock, we will sell the Common Stock to the dealer as principal. The dealer may then resell the Common Stock to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Through Agents. We may sell Common Stock directly or through agents we may designate from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Directly to Purchasers. We may sell our Common Stock directly to one or more purchasers. Under those circumstances, no underwriters, dealers or agents would be involved. We will describe the terms of any direct sales in the prospectus supplement.

We may enter into agreements with underwriters, dealers and agents to indemnify them against civil liabilities arising out of this prospectus and the prospectus supplement, including liabilities under the Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make relating to those liabilities.

Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Representatives of underwriters that we use may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the offered securities in the open market for the purpose of pegging, fixing or maintaining the price of the offered securities. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. If the representatives engage in stabilizing transactions, syndicate covering transactions or penalty bids, they may discontinue them at any time.

Common Stock Offered by the Selling Stockholder

The selling stockholder may offer and sell shares of Common Stock offered by this prospectus from time to time and may also decide not to sell all the shares it is allowed to sell under this prospectus. Sales that the selling stockholder makes may be sold in one or more of the following transactions:

•	to or through, underwriters, brokers or dealers (as principal or agent);

•	through agents;

•	directly to purchasers;

•	on the NASDAQ Global Select Market or any other securities exchange or quotation service that lists or quotes the Common Stock for trading;

•	in privately negotiated transactions;

•	in a combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The selling stockholder may sell his shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our Common Stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling stockholder. The selling stockholder may also sell shares short and redeliver shares to close out such short positions. In addition, the selling stockholder may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of Common Stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

We will pay all registration fees and expenses for the Common Stock offered by this prospectus. The selling stockholder and any agent, broker or dealer that participates in sales of Common Stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

Instead of selling Common Stock under this prospectus, the selling stockholder may sell Common Stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of our Common Stock being offered by this prospectus.

Indemnification

We and the selling stockholder may agree to indemnify any agent, broker or dealer that participates in sales of Common Stock against liabilities arising under the Securities Act from sales of Common Stock.

Prospectus Supplement

We will describe the plan of distribution for any particular offering of Common Stock in the accompanying prospectus supplement, in accordance with applicable law. The prospectus supplement will set forth the terms of the offering of our Common Stock, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any options under which underwriters may purchase additional shares from us or from the selling stockholder if he is participating in such offering;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Certain legal matters with respect to this offering and the shares of our Common Stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements and financial statement schedule of Vicor Corporation and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov and on our website located at http://www.vicorpower.com.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes any older information. We incorporate by reference the following documents we have filed and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we and the selling stockholder terminate the offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 28, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 4, 2020;

•

our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April  29, 2020 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019);

•	Our Current Report on Form 8-K filed on June 4, 2020; and

•	The description of the Company’s Common Stock contained in Exhibit 4.2 of its Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 28, 2020.

You may obtain copies of documents incorporated by reference in this prospectus, at no cost, by written or oral request directed to us at the following address or telephone number:

Vicor Corporation

25 Frontage Road

Andover, Massachusetts 01810

Attention: Secretary

(978) 470-2900

You can also find these filings on our website at vicorpower.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

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VICOR CORPORATION

Common Stock

Prospectus Supplement

Needham & Company

June    , 2020